Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2011 RESULTS;

PROVIDES 1st QUARTER, AND UPDATED FULL YEAR 2012 OUTLOOK

Boca Raton, Florida, February 23, 2012

SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2011. Highlights of the results include:

•	Fourth quarter over year earlier period:

•	Site leasing revenue growth of 18%

•	Tower Cash Flow growth of 15%

•	Net loss decreased from $38.6 million to $29.2 million

•	Adjusted EBITDA growth of 14%

•	Equity Free Cash Flow Per Share growth of 21%

Operating Results

Total revenues in the fourth quarter of 2011 were $183.8 million compared to $165.5 million in the year earlier period, an increase of 11.1%. Site leasing revenue of $165.1 million was up 17.9% over the year earlier period. Site leasing Segment Operating Profit of $131.2 million was up 18.8% over the year earlier period. Site leasing contributed 98.3% of the Company’s total Segment Operating Profit in the fourth quarter of 2011. Site development revenues were $18.7 million in the fourth quarter of 2011 compared to $25.4 million in the year earlier period, a 26.5% decrease. Site development Segment Operating Profit Margin was 12.4% in the fourth quarter of 2011 compared to 12.8% in the year earlier period.

Tower Cash Flow for the fourth quarter of 2011 was $127.5 million, a 14.6% increase over the year earlier period. Tower Cash Flow Margin for the fourth quarter of 2011 was 80.5% compared to 80.3% in the year earlier period.

Net loss for the fourth quarter of 2011 was $29.2 million compared to $38.6 million in the year earlier period. Net loss attributable to SBA Communications Corporation for the fourth quarter of 2011 was $29.1 million or $(0.27) per share compared to $39.2 million or $(0.34) per share in the year earlier period.

Adjusted EBITDA in the fourth quarter of 2011 was $117.3 million compared to $102.7 million in the year earlier period, an increase of 14.1%. Adjusted EBITDA Margin was 66.2% in the fourth quarter of 2011 compared to 62.7% in the year earlier period.

Net Cash Interest Expense was $42.2 million in the fourth quarter of 2011 compared to $37.5 million in the year earlier period.

Equity Free Cash Flow for the fourth quarter of 2011 was $70.0 million compared to $61.4 million in the year earlier period, an increase of 13.9%. Equity Free Cash Flow Per Share was $0.64 for the fourth quarter of 2011 compared to $0.53 per share in the year earlier period, an increase of 20.8%.

“We had a strong finish to 2011, and are off to a good start in 2012,” commented Jeffrey A. Stoops, President and CEO. “Our customers were active as they closed out the calendar year, and customer activity levels have increased in the first quarter. We expect continued demand for wireless services, and wireless data in particular, will drive strong demand for our tower space and services for the foreseeable future. We added over 700 towers to the portfolio in the fourth quarter, surpassing the 10,000 tower milestone. The combination of strong operational performance and portfolio growth allows us to increase our full year 2012 Outlook on a number of metrics, which increase is prior to any consideration of our recently-announced Mobilitie acquisition. With Mobilitie, we are expecting further material growth generally for our company and particularly for equity free cash flow per share.”

Investing Activities

As of December 31, 2011, SBA owned 10,524 towers, and managed or leased approximately 4,800 actual or potential additional communication sites. During the fourth quarter of 2011, SBA purchased 697 towers and the rights to manage one additional communication site for approximately $154.7 million in cash (exclusive of any working capital adjustments). SBA also built 83 towers and decommissioned 18 towers during the fourth quarter of 2011. In addition, the Company spent $8.7 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the fourth quarter of 2011 were $200.2 million, consisting of $3.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $196.4 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to December 31, 2011, the Company acquired 64 towers and the rights to manage two additional communication sites for an aggregate consideration of $34.7 million in cash. Excluding the Company’s previously announced agreement to purchase approximately 2,300 towers and 9 DAS networks from Mobilitie, the Company has agreed to purchase an additional 60 towers and the rights to manage two additional communication sites for an aggregate amount of $32.4 million. The Company anticipates that these acquisitions and the Mobilitie acquisition will be consummated by the end of the second quarter of 2012.

Financing Activities and Liquidity

SBA ended the fourth quarter with $3.5 billion of total debt (recorded on the Company’s balance sheet at a carrying value of $3.4 billion), $75.4 million of cash and cash equivalents, short-term restricted cash and short-term investments and $3.4 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 3.5x, respectively. During the fourth quarter ended December 31, 2011, the Company repaid $1.25 million under the Term Loan resulting in a principal balance outstanding of $497.5 million. As of December 31, 2011, SBA had no borrowings outstanding under the Revolving Credit Facility and the total amount of the facility was $500.0 million, which amount was fully available.

In the fourth quarter, SBA did not repurchase any of its common stock and has remaining authorization to repurchase $150.0 million of its common stock under its current $300.0 million common stock repurchase plan.

Outlook

The Company is providing its first quarter 2012 Outlook, and updating its Full Year 2012 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2012 Outlook assumes the acquisition of only those tower assets under contract at the time of this press release, but excludes any potential impact from the previously announced Mobilitie acquisition. The expected results of the Mobilitie assets to be acquired will be included in our 2012 Outlook in our first quarterly earnings release subsequent to closing the transaction. The Company intends to spend additional capital in 2012 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2012 guidance.

	Quarter ending March 31, 2012			Full Year 2012
	($’s in millions)
Site leasing revenue	$171.5	to	$173.5	$699.0	to	$714.0
Site development revenue	$18.5	to	$20.5	$90.0	to	$100.0
Total revenues	$190.0	to	$194.0	$789.0	to	$814.0
Tower Cash Flow	$130.5	to	$132.5	$535.0	to	$552.0
Adjusted EBITDA	$119.5	to	$121.5	$493.0	to	$512.0
Net cash interest expense (1)	$41.5	to	$43.5	$166.0	to	$170.0
Cash taxes paid	$1.5	to	$2.5	$6.0	to	$10.0
Non-discretionary cash capital expenditures (2)	$3.5	to	$4.5	$12.0	to	$16.0
Equity Free Cash Flow (3)	$69.0	to	$75.0	$297.0	to	$328.0
Discretionary cash capital expenditures (4)	$65.0	to	$75.0	$185.0	to	$205.0

(1)

Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include any impact from the amortization of deferred financing fees or non-cash interest expense.

(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release as well as the Mobilitie acquisition.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, February 24, 2012 at 10:00 AM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, February 24, 2012 at 10:00 AM (EST)
Dial-in number:	(800) 230-1074
Conference call name:	SBA Fourth Quarter Results
Replay:	February 24, 2012 at 1:00 PM (ET) through March 9, 2012 at 11:59 PM (ET)
Number:	(800) 475-6701
Access Code:	235175
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and activity for the foreseeable future, (ii) the Company’s financial and operational guidance for the first quarter of 2012 and full year 2012, (iii) further material growth generally for the Company and particularly equity free cash flow per share as a result of Mobilitie, (iv) the Company’s belief that pending acquisitions will close by the end of the second quarter of 2012, and (v) spending additional capital in 2012 on acquiring revenue producing assets not yet identified or under contract. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 25, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (10) the continued dependence on towers and outsourced site development services by the wireless carriers and (11) the Company’s ability to integrate into the Company’s system acquired towers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 415 to 435 towers in 2012. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the Revolving Credit Facility, availability under new financing commitments, or shares of the Company’s Class A common stock to pay the anticipated consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” Please refer to the Company’s Form 8-K filed with the Commission on February 23, 2012 for a more detailed explanation of why management believes they are useful in managing the Company.

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months		For the fiscal year
	ended December 31,		ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Site leasing	$165,123	$140,054	$616,294	$535,444
Site development	18,696	25,443	81,876	91,175

Total revenues	183,819	165,497	698,170	626,619

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	33,885	29,628	131,916	119,141
Cost of site development	16,378	22,183	71,005	80,301
Selling, general and administrative (1)	15,797	14,978	62,828	58,209
Acquisition related expenses	2,268	3,428	7,144	10,106
Asset impairment	4,070	5,862	5,472	5,862
Depreciation, accretion and amortization	79,441	72,723	309,146	278,727

Total operating expenses	151,839	148,802	587,511	552,346

Operating income	31,980	16,695	110,659	74,273

Other income (expense):
Interest income	39	63	136	432
Interest expense	(42,280)	(37,524)	(160,896)	(149,921)
Non-cash interest expense	(16,534)	(15,334)	(63,629)	(60,070)
Amortization of deferred financing fees	(2,407)	(2,207)	(9,188)	(9,099)
Loss from extinguishment of debt, net	—	(6)	(1,696)	(49,060)
Other income (expense)	362	(73)	(165)	29

Total other expense	(60,820)	(55,081)	(235,438)	(267,689)

Loss from operations before provision for income taxes	(28,840)	(38,386)	(124,779)	(193,416)
Provision for income taxes	(329)	(195)	(2,113)	(1,005)

Net loss	(29,169)	(38,581)	(126,892)	(194,421)
Net loss (income) attributable to noncontrolling interest	88	(580)	436	(253)

Net loss attributable to SBA Communications Corporation	$(29,081)	$(39,161)	$(126,456)	$(194,674)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	(0.27)	(0.34)	(1.13)	(1.68)

Weighted average number of common shares	109,474	114,866	111,595	115,591

(1)

Includes non-cash compensation of $2,717 and $2,638 for the three months ended December 31, 2011 and 2010, respectively, and $11,282 and $10,312 for the years ended December 31, 2011 and 2010, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,316	$64,254
Restricted cash	22,266	29,456
Short-term investments	5,773	4,016
Accounts receivable, net of allowance of $135 and $263 in 2011 and 2010, respectively	22,100	18,784
Other current assets	31,901	30,217

Total current assets	129,356	146,727

Property and equipment, net	1,583,393	1,534,318
Intangible assets, net	1,639,784	1,500,012
Other long-term assets	253,866	219,118

Total assets	$3,606,399	$3,400,175

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt, net	$5,000	$—
Accounts payable and accrued expenses	36,501	33,276
Accrued interest	32,351	32,293
Other current liabilities	53,029	65,015

Total current liabilities	126,881	130,584

Long-term liabilities:
Long-term debt, net	3,349,485	2,827,450
Other long-term liabilities	129,282	112,008

Total long-term liabilities	3,478,767	2,939,458

Redeemable noncontrolling interests	12,064	13,023

Shareholders’ (deficit) equity	(11,313)	317,110

Total liabilities and shareholders’ equity	$3,606,399	$3,400,175

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,169)	$(38,581)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion, and amortization	79,440	72,723
Non-cash interest expense	16,534	15,334
Deferred income tax benefit	(651)	(409)
Asset impairment	4,070	5,862
Non-cash compensation expense	2,774	2,696
Provision for doubtful accounts	18	—
Amortization of deferred financing fees	2,407	2,207
Loss from extinguishment of debt, net	—	6
Other non-cash items reflected in the Statements of Operations	134	9
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(5,143)	(1,592)
Prepaid and other assets	(14,854)	(3,468)
Accounts payable and accrued expenses	2,824	(7,168)
Accrued interest	3,258	7,580
Other liabilities	988	3,581

Net cash provided by operating activities	62,630	58,780

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(169,965)	(156,630)
Capital expenditures	(30,232)	(18,650)
Purchase of investments	(1,180)	(940)
Proceeds from sales/maturities of investments	695	660
Proceeds from disposition of fixed assets	44	12

Net cash used in investing activities	(200,638)	(175,548)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of 2010 Tower Securities, net of fees paid	—	(62)
Repurchase and retirement of common stock	—	(10,345)
Principal payments under capital lease obligations	(285)	—
Payments on early extinguishment of convertible debt	—	(30,409)
Borrowings under Revolving Credit Facility	—	20,000
Proceeds from employee stock purchase/stock option plans	7,551	3,647
Release of restricted cash relating to CMBS Certificates	—	667
Payment of deferred financing fees	(41)	(25)
Proceeds from settlement of convertible note hedges	—	8,497
Purchase of noncontrolling interests	—	(8,203)
Repayment of Term Loan	(1,250)	—

Net cash provided by (used in) financing activities	5,975	(16,233)

Effect of exchange rate changes on cash and cash equivalents	44	19

NET DECREASE IN CASH AND CASH EQUIVALENTS	(131,989)	(132,982)
CASH AND CASH EQUIVALENTS:
Beginning of quarter	179,305	197,236

End of quarter	$47,316	$64,254

	For the three months ended December 31, 2011	For the fiscal year ended December 31, 2011
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$19,286	$93,107

Operating tower expenditures:
Tower upgrades/augmentations	7,144	17,426
Maintenance/improvement capital expenditures	2,754	11,700

	9,898	29,126

General corporate expenditures	1,048	4,704

Total capital expenditures	$30,232	$126,937

Non-GAAP Financial Measures

This press release includes disclosures regarding our Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, Tower Cash Flow, Tower Cash Flow Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Equity Free Cash Flow, Equity Free Cash Flow Per Share, Net Debt, Leverage Ratio and Secured Leverage Ratio, which are non-GAAP financial measures. These non-GAAP measures are not intended to be alternative measures of performance as determined in accordance with GAAP. Please refer to the Company’s Form 8-K filed with the Commission on February 23, 2012 for a more detailed explanation of why management believes they are useful in managing the Company.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended December 31,		For the three months ended December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Segment revenue	$165,123	$140,054	$18,696	$25,443
Segment cost of revenues (excluding depreciation, accretion and amortization):	(33,885)	(29,628)	(16,378)	(22,183)

Segment operating profit	$131,238	$110,426	$2,318	$3,260

Segment operating profit margin	79.5%	78.8%	12.4%	12.8%

Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments.

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months
	ended December 31,
	2011	2010
	(in thousands)
Site leasing revenue	$165,123	$140,054
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(33,885)	(29,628)

Site leasing segment operating profit	131,238	110,426
Non-cash straight-line leasing revenue	(6,703)	(1,516)
Non-cash straight-line ground lease expense	2,938	2,321

Tower Cash Flow	$127,473	$111,231

The calculation of Tower Cash Flow Margin is as follows:

	For the three months
	ended December 31,
	2011	2010
	(in thousands)
Site leasing revenue	$165,123	$140,054
Non-cash straight-line leasing revenue	(6,703)	(1,516)

Site leasing revenue minus non-cash straight-line leasing revenue	$158,420	$138,538

Tower Cash Flow	$127,473	$111,231

Tower Cash Flow Margin	80.5%	80.3%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended December 31,
	2011	2010
	(in thousands)
Net loss	$(29,169)	$(38,581)
Interest income	(39)	(63)
Interest expense (1)	61,221	55,065
Depreciation, accretion, and amortization	79,441	72,723
Provision for taxes (2)	834	723
Asset impairment	4,070	5,862
Loss from extinguishment of debt, net	—	6
Acquisition related expenses	2,268	3,428
Non-cash compensation	2,774	2,696
Non-cash straight-line leasing revenue	(6,703)	(1,516)
Non-cash straight-line ground lease expense	2,938	2,321
Other expense (income)	(362)	73

Adjusted EBITDA	$117,273	$102,737

Annualized Adjusted EBITDA (3)	$469,092	$410,948

(1)	Interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended December 31, 2011 and December 31, 2010, these amounts included $504 and $528, respectively, of franchise taxes reflected on the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended December 31,
	2011	2010
	(in thousands)
Total revenues	$183,819	$165,497
Non-cash straight-line leasing revenue	(6,703)	(1,516)

Total revenues minus non-cash straight-line leasing revenue	$177,116	$163,981

Adjusted EBITDA	$117,273	$102,737

Adjusted EBITDA Margin	66.2%	62.7%

Equity Free Cash Flow and Equity Free Cash Flow Per Share

The table below sets forth the reconciliation of Equity Free Cash Flow for the three months ended December 31, 2011 and 2010 and the calculation of Equity Free Cash Flow Per Share for such periods. Equity Free Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months
	ended December 31,
	2011	2010
	(in thousands)
Adjusted EBITDA	$117,273	$102,737
Net cash interest expense	(42,241)	(37,461)
Non-discretionary cash capital expenditures	(3,802)	(2,794)
Cash taxes paid	(1,221)	(1,038)

Equity Free Cash Flow	$70,009	$61,444

Weighted average number of common shares	109,474	114,866

Equity Free Cash Flow Per Share	$0.64	$0.53

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

December 31, 2011
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
Term Loan (carrying value of $496,340)	497,500
Revolving Credit Facility	—

Total secured debt	1,727,500
1.875% Convertible Senior Notes (carrying value of $484,970)	535,000
4.0% Convertible Senior Notes (carrying value of $397,612)	500,000
2016 Senior Notes (carrying value of $373,198)	375,000
2019 Senior Notes (carrying value of $372,365)	375,000

Total unsecured debt	1,785,000

Total debt	$3,512,500

Leverage Ratio
Total debt	$3,512,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(75,355)

Net debt	3,437,145

Divided by: Annualized Adjusted EBITDA	$469,092

Leverage Ratio	7.3x

Secured Leverage Ratio
Total secured debt	$1,727,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(75,355)

Net Secured Debt	$1,652,145

Divided by: Annualized Adjusted EBITDA	$469,092

Secured Leverage Ratio	3.5x